Exhibit 99.1
Global Water Resources Reports Second Quarter 2019 Results

PHOENIX, AZ – August 7, 2019 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the second quarter ended June 30, 2019. Quarter and first-half comparisons are to the same year-ago period unless otherwise noted.
Q2 2019 Financial Highlights

•	Regulated revenues increased 8.0%, to $9.1 million.

•	Net income was $0.8 million, or $0.04 per share.

•	Adjusted EBITDA increased 13.7%, to $4.5 million.

•	Extended $8.0 million revolving line of credit two years (through April 30, 2022).

•	Declared three monthly cash dividends of $0.023861 per common share (or $0.286332 per share on an annualized basis).
Q2 2019 Operational Highlights

•	Total active connections increased 8.9% to 44,715 at June 30, 2019 from 41,078 at June 30, 2018, with organic connections up 4.6%.

•	Director of Water Resources, Jake Lenderking, was appointed to the board of the Pinal County Water Augmentation Authority.
Management Commentary

“Excluding the Federal Tax Cuts and the Jobs Act (TCJA) true-up and the ICFA revenue recognition that occurred in 2018, our top line and connection growth rates continued to strengthen in the second quarter of 2019,” commented Global Water Resources president and CEO, Ron Fleming.

“As the year progresses, we plan to continue to advance strategic growth initiatives that drive the regional expansion of our platform,” added Fleming. “As we execute, we will continue to focus on industry leadership in water resource planning and customer service, as we expect to see the application of our expertise and environmental stewardship benefiting all stakeholders.”

2019 Financial Summary

Revenues

Regulated revenues in the second quarter of 2019 increased $0.7 million, or 8.0%, to $9.1 million compared to $8.4 million for the second quarter of 2018. The increase was primarily driven by growth in connections combined with the Red Rock acquisition.

Total revenues in the second quarter of 2019 decreased $1.7 million, or 15.8%, to $9.1 million compared to $10.3 million in the second quarter of 2018. The decrease was primarily due to the $2.4 million in infrastructure coordination and financing agreements (ICFA) revenue recognized in the second quarter of 2018 that did not reoccur in 2019. Excluding the ICFA revenue recognized and the 2018 TCJA full year true-up, total revenues increased $0.5 million, or 5.6%, in the second quarter of 2019. The increase in total revenues was driven by growth in connections, partially offset by lower consumption.

Regulated revenues for the six months ended June 30, 2019 increased $1.0 million, or 6.1%, to $16.8 million compared to $15.8 million in the same period in 2018. This increase was primarily driven by growth in connections combined with the Red Rock acquisition.

Total revenues for the six months ended June 30, 2019 decreased $1.4 million, or 7.8%, to $16.8 million, compared to $18.3 million in the same period in 2018. The decrease in revenues was primarily driven by the $2.4 million of ICFA revenue recognized during the six months ended June 30, 2018 that did not reoccur in the six months ended June 30, 2019. Excluding the ICFA revenue, total revenues increased $1.0 million, or 6.1%, for the six months ended June 30, 2019. The increase in total revenues was driven by growth in connections, partially offset by lower consumption.

Operating Expenses

Operating expenses increased $0.1 million, or 2.1%, in the second quarter of 2019. The increase was due primarily to increased operations and maintenance expense associated with the Turner and Red Rock acquisitions coupled with increased contract expenses. The increase in operating expenses was also due to increased depreciation expense, partially offset by a decrease in deferred compensation.

Operating expenses increased $0.6 million, or 4.7%, to $13.4 million for the six months ended June 30, 2019, compared to $12.8 million for the same period in 2018. The increase was due primarily to increased operations and maintenance expense associated with the Turner and Red Rock acquisitions, contract services and repairs and maintenance, coupled with increased depreciation expense. The increase in operating expenses was partially offset by a decrease in general and administrative expense. The decrease in general and administrative expense was driven by decreased professional fees and contract services, that was partially offset by increases in salary and wages, regulatory expenses and miscellaneous public company costs.

Other Income (Expense)

Total other expense decreased $29,000, or 2.7% to, $1.1 million in the second quarter of 2019.

Total other expense decreased by $0.7 million, or 33.6%, to $1.3 million for the six months ended June 30, 2019, compared to $2.0 million for the same period in 2018. The decrease was primarily attributed to the receipt of $1.0 million in March 2019 relating to the 2013 Loop 303 sale of water management agreements relating to the 7,000-acre territory within a portion of the western planning area of the City of Glendale, Arizona, known as the "Loop 303 Corridor." The decrease was partially offset by a decrease in the Valencia earnout of $0.3 million. The Valencia earnout consists of $3,000 for each new water meter installed within Valencia Water Company’s prior service areas. The decrease in the Valencia earnout was driven by slowed growth in the company's former service territory.

Net Income

Net income decreased $1.5 million, or 65.5%, to $0.8 million, or $0.04 per share, in the second quarter of 2019, compared to $2.3 million, or $0.11 per share, in the same period in 2018. The decrease was primarily attributed to the decrease in operating income, which was primarily driven by the $2.4 million in ICFA revenue recognized in the second quarter of 2018 that did not reoccur in the second quarter of 2019. Excluding ICFA revenue, net income increased $0.9 million. This increase was driven by increases in water and wastewater and recycled water services revenue, as well as decreased general and administrative expenses.

Net income decreased $1.1 million, or 44.6%, to $1.4 million, or $0.07 per share, for the six months ended June 30, 2019, compared to $2.6 million, or $0.13 per share, for the same period in 2018. The decrease was primarily attributed to the decrease in operating income, which was primarily driven by the $2.4 million in ICFA recognized for the six months ended June 30, 2018 that did not reoccur in the same period of 2019. Excluding ICFA revenue, net income increased $1.2 million. The increase was driven by increases in water and wastewater and recycled water services revenue, as well as decreased general and administrative expenses.

Adjusted EBITDA

Adjusted EBITDA increased $0.5 million, or 13.7%, to $4.5 million in the second quarter of 2019, compared to $4.0 million for the same period in 2018. The increase was driven by an increase in organic connection growth, the addition of Red Rock customers and higher rates. The improvement was partially offset by a decrease in the Valencia earn out. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Adjusted EBITDA increased $0.3 million, or 3.8%, to $7.9 million for the six months ended June 30, 2019, compared to $7.7 million for the same period in 2018. The increase was driven by an increase in organic connection growth, the addition of Red Rock customers and higher rates. The increase was partially offset by a decrease in the Valencia earn out. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Dividend Policy
The company declared a monthly cash dividend of $0.023861 per common share (or $0.286332 per share on an annualized basis), which will be payable on August 29, 2019 to holders of record at the close of business on August 15, 2019.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of June 30, 2019, active service connections increased by 3,637, or 8.9%, to 44,715, compared to 41,078 at June 30, 2018. The increase in active service connections was primarily due to organic growth in the company's current service areas (1,875 connections, or 4.6%), coupled with the acquisition of Red Rock (1,762 connections, or 4.3%). As of June 30, 2019, the vacancy rate was at 1.1%, down from the peak of 11.9% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2017 and 2018, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 4.9 million by 2020, up 15% from 2016 census estimates, and reach 6.5 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel ("Greater Phoenix Blue Chip"), most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 13% to 22,437 units in 2018. Permits are forecasted by the Greater Phoenix Blue Chip to increase to nearly 24,000 and 25,000 permits in 2019 and 2020, respectively.

The company believes this growth outlook, combined with three additional years of rate increase phase-ins, creates an opportunity to significantly increase active connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its second quarter 2019 results tomorrow, followed by a question and answer period.

Date: Thursday, August 8, 2019
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10007295

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 22, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10007295

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM), an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA" and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors measures of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$317,635	$312,148
Less accumulated depreciation	(88,677)	(85,093)
Net property, plant and equipment	228,958	227,055
CURRENT ASSETS:
Cash and cash equivalents	11,285	12,756
Accounts receivable — net	1,624	1,488
Due from affiliates	510	406
Unbilled revenue	2,333	1,998
Prepaid expenses and other current assets	762	686
Total current assets	16,514	17,334
OTHER ASSETS:
Goodwill	3,559	2,639
Intangible assets — net	12,968	12,972
Regulatory asset	1,754	1,793
Deposits	128	128
Restricted cash	482	441
Equity method investment	—	79
Other noncurrent assets	23	20
Total other assets	18,914	18,072
TOTAL ASSETS	264,386	262,461
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	715	604
Accrued expenses	7,300	7,465
Customer and meter deposits	1,434	1,460
Long-term debt and capital leases — current portion	78	47
Total current liabilities	9,527	9,576
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,582	114,507
Deferred revenue - ICFA	17,365	17,358
Regulatory liability	8,974	8,851
Advances in aid of construction	68,712	67,684
Contributions in aid of construction — net	11,863	10,670
Deferred income tax liabilities — net	4,857	4,350
Acquisition liability	934	934
Other noncurrent liabilities	809	660
Total noncurrent liabilities	228,096	225,014
Total liabilities	237,623	234,590
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 21,634,470 and 21,530,470 shares issued as of June 30, 2019 and December 31, 2018, respectively.	216	215
Treasury stock, 97,636 and 59,174 shares at June 30, 2019 and December 31, 2018, respectively.	(1)	(1)
Paid in capital	26,548	24,178
Retained earnings	—	3,479
Total shareholders' equity	26,763	27,871
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$264,386	$262,461

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUES:
Water services	$4,243	$3,916	$7,381	$7,031
Wastewater and recycled water services	4,862	4,518	9,431	8,815
Unregulated revenues	16	2,404	32	2,417
Total revenues	9,121	10,838	16,844	18,263

OPERATING EXPENSES:
Operations and maintenance	1,780	1,621	3,503	3,130
Operations and maintenance - related party	437	404	852	760
General and administrative	2,650	2,820	5,025	5,217
Depreciation	2,009	1,889	4,020	3,688
Total operating expenses	6,876	6,734	13,400	12,795
OPERATING INCOME	2,245	4,104	3,444	5,468

OTHER INCOME (EXPENSE):
Interest income	61	8	118	15
Interest expense	(1,343)	(1,304)	(2,703)	(2,535)
Other	82	154	1,150	477
Other - related party	89	60	116	58
Total other expense	(1,111)	(1,082)	(1,319)	(1,985)

INCOME BEFORE INCOME TAXES	1,134	3,022	2,125	3,483
INCOME TAX EXPENSE	(356)	(766)	(698)	(907)
NET INCOME	$778	$2,256	$1,427	$2,576

Basic earnings per common share	$0.04	$0.11	$0.07	$0.13
Diluted earnings per common share	$0.04	$0.11	$0.07	$0.13
Dividends declared per common share	$0.07	$0.07	$0.14	$0.14

Weighted average number of common shares used in the determination of:
Basic	21,520,461	19,640,295	21,496,014	19,635,805
Diluted	21,526,043	19,683,072	21,510,122	19,676,827

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,427	$2,576
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	602	595
Depreciation	4,020	3,688
Amortization of deferred debt issuance costs and discounts	59	22
Loss on equity investment	79	160
Other gains	(2)	(28)
Provision for doubtful accounts receivable	18	(3)
Deferred income tax expense	507	852
Changes in assets and liabilities
Accounts receivable	(154)	(53)
Other current assets	(515)	(420)
Accounts payable and other current liabilities	(558)	(148)
Other noncurrent assets	37	—
Other noncurrent liabilities	194	(1,942)
Net cash provided by operating activities	5,714	5,299
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,858)	(2,458)
Cash paid for acquisitions, net of cash acquired	—	(2,620)
Other cash flows from investing activities	2	64
Net cash used in investing activities	(4,856)	(5,014)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,078)	(2,786)
Advances in aid of construction	465	382
Proceeds from stock option exercise	413	750
Principal payments under capital lease	(29)	(8)
Refunds of advances for construction	(11)	—
Loan borrowings	31	—
Loan repayments	(39)	(7)
Debt issuance costs paid	(40)	(39)
Net cash used in financing activities	(2,288)	(1,708)
DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(1,430)	(1,423)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	13,197	5,685
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$11,767	$4,262

Supplemental disclosure of cash flow information:

	June 30, 2019	June 30, 2018
Cash and cash equivalents	$11,285	$3,778
Restricted Cash	482	484
Total cash, cash equivalents, and restricted cash	$11,767	$4,262

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2019 and 2018 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income	$778	$2,256	$1,427	$2,576
Income tax expense	356	766	698	907
Interest income	(61)	(8)	(118)	(15)
Interest expense	1,343	1,304	2,703	2,535
Depreciation	2,009	1,889	4,020	3,688
EBITDA	4,425	6,207	8,730	9,691
ICFA Revenue Recognition	—	(2,388)	—	(2,388)
Board option expense	—	24	—	68
Management option expense	66	67	131	121
Loop 303 Income	—	—	(1,000)	—
Equity investment loss	9	49	79	159
EBITDA Adjustments	75	(2,248)	(790)	(2,040)
Adjusted EBITDA	$4,500	$3,959	$7,940	$7,651